Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-240290) and related Prospectus of Mirum Pharmaceuticals, Inc. for the registration of common stock, preferred stock, debt securities, and warrants and to the incorporation by reference therein of our report dated March 12, 2020, with respect to the consolidated financial statements of Mirum Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Irvine, California

August 10, 2020